[Servotronics, Inc. Letterhead]
Exhibit 99.1

August 14, 2008
SERVOTRONICS, INC. (AMEX– SVT) ANNOUNCES
SIX MONTHS AND 2ND QUARTER RESULTS
FOR THE PERIODS ENDED JUNE 30, 2008

Elma, NY – Servotronics, Inc. (AMEX – SVT) reported an approximate 124.1% increase in net income to $1,441,000 (or $0.74 per share – Basic, $0.67 per share Diluted) on an approximate 12.2% increase in revenues to $16,717,000 for the six month period ended June 30, 2008 as compared to net income of $643,000 (or $0.33 per share Basic, $0.30 per share Diluted) on revenues of $14,904,000 for the comparable period ended June 30, 2007. Net income for the second quarter ended June 30, 2008 was $588,000 (or $0.30 per share Basic, $0.27 per share Diluted) on revenues of $7,732,000. The comparable net income for the second quarter of 2007 was $439,000 (or $0.23 per share Basic, $0.21 per share Diluted) on revenues of $8,374,000. The Company attributes the increased revenue and net income for the six month period to increased shipments at both the Advanced Technology Group (ATG) and its Consumer Products Group (CPG) and aggressive cost containment. The Company further noted that in the three month period ended June 30, 2008 the Company’s ATG reported increases in revenue and operating income while the CPG’s revenues and operating income decreased primarily as a result of previously reported volatility in delivery requirements associated with government procurements.

The ATG primarily designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, medical, etc.). The CPG designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, and pocket knives for both commercial and government applications.

SVT’s high priority business development efforts are continuing at both the ATG and CPG. New products and modifications of existing products are continuing at an aggressive pace. Consistent with the approved practice, all developmental costs are expensed as they are incurred. Often there is a significant time period before the SVT developed products enter the production phase and the full benefits of the developed products are received.

As previously reported, the Company’s Board of Directors authorized the purchase by the Company of up to 250,000 shares of its common stock in the open market or in privately negotiated transactions. As of June 30, 2008, the Company has purchased 194,357 shares under this authorization. Also noted was the previously reported $0.15 per share cash dividend that was declared by the Board of Directors on January 31, 2008. The dividend was paid on March 14, 2008 to shareholders of record on February 20, 2008. This dividend does not represent that the Company will pay dividends on a regular or scheduled basis.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

SERVOTRONICS, INC. (SVT) IS LISTED ON THE AMERICAN STOCK EXCHANGE.